UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 26, 2007

China Industrial Waste Management, Inc.
(Exact name of registrant as specified in its charter)

Nevada	002-95836-NY	13-3250816
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

China Industrial Waste Management, Inc.
c/o Dalian Dongtai Industrial Waste Treatment Co., Ltd
No. 1 Huaihe West Road
E-T-D-Zone, Dalian, China 116600
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 011-86-411-8762-2850

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

  As reported in Item 8B of the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 24, 2007, during the preparation of the financial statements of the Company as of December 31, 2006 and for the year then ended, accounting personnel of the Company discovered that several material errors were made in the consolidation and presentation of the Company’s financial statements as of December 31, 2005 and for the year then ended (the “2005 Statements”). The prior consolidation entries incorrectly eliminated minority interest and a significant amount of income from government subsidies, as well as incorrectly calculating other comprehensive income due to foreign currency translation. On January 26, 2007 the sole director, Chief Executive Officer and Chief Financial Officer of the Company, in consultation with the Company’s independent auditors, determined that the 2005 Statements should not be relied upon and should be restated. The effects of the restatement are shown in the following tables.

The table below shows the result of restatement:

Balance Sheet

ITEMS	Original 2005	Restated 2005
Current assets
Cash and cash equivalents	$2,944,179	$2,944,179
Trade accounts receivable	281,761	281,761
Other receivables	339,688	115,417
Inventory	410,084	410,084
Advances to suppliers	8,240	16,502
Prepaid expenses and other assets	22,304	22,304

Total current assets	4,006,256	3,790,247

Net property, plant and equipment	2,160,243	2,168,678
Construction in progress	220,474	220,474
Land usage right, net of accumulated amortization	1,509,159	1,509,159
Related party Receivable	-	281,851

Total assets	$7,896,132	$7,970,409

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$108,213	$108,213
Other payable	227,201	183,934
Total current liabilities	335,414	292,147

Minority interest in subsidiary	-	767,826

Stockholders' equity
Series A preferred stock $.001 par value; 5,000,000 shares authorized, 64,000 shares issued and outstanding	64	64
Common stock: par value $.001; 90,000,000 shares authorized; 340,843 shares issued and outstanding	13,141	341
Additional paid-in capital	2,164,795	1,956,117
Other comprehensive income	(227,827)	158,953
Retained earnings	5,610,545	4,794,961
Total stockholders' equity	7,560,718	6,910,436

Total liabilities and stockholders' equity	$7,896,132	$7,970,409

As a result of the restatement on the balance sheet, total assets as of December 31, 2005 increased from $7,896,132, as originally reported, to $7,970,409, an increase of $74,277; stockholders' equity as of December 31, 2005 decreased from $7,560,718, as originally reported, to $6,910,436, a decrease of $650,282.

Part of “Stockholders' equity” has been reclassified as “Minority interest in subsidiary”, and “Stockholders' equity” itself has been reclassified between its components, such as “Additional paid-in capital”, “Other comprehensive income” and “Retained earnings”.

Income Statement

ITEMS	Original 2005	Restated 2005
Revenue	$4,869,300	$4,869,185
Costs of revenue(including depreciation)	1,582,338	1,557,106
Gross profit	3,286,962	3,312,079

Operating expenses
Selling expenses	344,660	197,355
General and administrative expenses	1,504,058	1,695,685
Total operating expenses	1,848,718	1,893,040

Income from operations	1,438,244	1,419,039

Other income (expense)
Investment income	47,847	-
Interest income	-	26,728
Other income	55,508	564,293
Other expense	(20,059)	(14,764)
Total other income (expense)	83,296	576,257
Net income before minority interest and income tax	1,521,540	1,995,296

Income tax (benefit)	505,834	385,382

Net income after income tax	1,015,706	1,609,914

Minority interest	(110,643)	87,731

Net income	$1,126,349	$1,522,183

Foreign currency translation adjustment	(227,827)	158,953

Comprehensive income	$898,522	$1,681,136

Basic and diluted weighted average shares outstanding	15,973,096	12,949,660

Basic and diluted net earnings per share	$0.06	$0.12

As a result of the restatement, net income for the year ended December 31, 2005 increased from $1,126,349, as originally reported, to $1,522,183, an increase of $395,834.

“Other income” as originally reported, failed to include the net income coming from the disposal of investment and subsidy income rewarded by local government, and net income was therefore restated accordingly.

Originally reported “income tax” had be presented without deducting the amount of tax return made by tax authorities, which has been adjusted through restatement.

Statement of Cash Flows

ITEMS	Original 2005	Restated 2005
Cash flows from operating activities:
Net income	$1,126,349	$1,522,183
Adjustments to reconcile net income to net cash
provided by operating activities:

Minority interest	(110,643)	87,731
Depreciation and amortization	485,758	214,200
Changes in operating assets and liabilities:
Accounts receivable	(219,655)	(219,655)
Inventory	(524,537)	(524,537)
Other receivables	(182,976)	(269,175)
Due from related parties	455,618	281,851
Advance to suppliers	152,699	152,699
Prepaid expense	(11,509)	(11,509)
Accounts payable	(277,122)	(277,122)
Other payables	11,923	11,923
Net cash provided by operating activities	905,905	968,589

Cash flows from investing activities
Decrease in long-term investment	12,391	12,391
Purchase of property	(146,833)	(146,833)
Net cash used in investing activities	(134,442)	(134,442)

Cash flows from financing activities
Minority interest	(142,616)	-
Capital contribution	-	(205,300)
Net cash provided by financing activities	(142,616)	(205,300)

Effect of exchange rate on cash	(57,053)	(57,053)

Net increase in cash and cash equivalents	628,847	571,794

Cash and cash equivalents, beginning of period	2,372,385	2,372,385
Cash and cash equivalents, end of period	$2,944,179	$2,944,179

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.

By:	/s/ Dong Jinqing
Name: Dong Jinqing
Title: Chief Executive Officer
Date: July 27, 2007